FIRST FRANKLIN MORTGAGE LOAN TRUST, SERIES 2005-FF7

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AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT

Dated as of May 24, 2006

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First Franklin Mortgage Loan Trust
Mortgage Loan Asset-Backed Certificates,

Series 2005-FF7

AMENDMENT NO. 1

AMENDMENT NO. 1 (this “Amendment”) effective as of August 1, 2005 (the “Effective Date”), among MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC. as Depositor, COUNTRYWIDE HOME LOANS SERVICING LP as Servicer and U.S. BANK NATIONAL ASSOCIATION as Trustee.

PRELIMINARY STATEMENT

WHEREAS, the Depositor, the Servicer and the Trustee, are parties to the Pooling and Servicing Agreement, dated as of August 1, 2005 (the “Agreement”);

WHEREAS, Section 11.01 of the Agreement provides that the Agreement may be amended by the Depositor, the Servicer and the Trustee; and

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

2.  Amendments

The first paragraph of Section 5.02(b) shall be replaced in its entirety with the following:

(b) No transfer of any Class M-12 Certificate, Class CE Certificate, Class P Certificate or Residual Certificate (collectively, the “Private Certificates”) shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of a Private Certificate is to be made without registration or qualification (other than in connection with (i) the initial transfer of any such Certificate by the Depositor to an Affiliate of the Depositor or, in the case of the Class R-X Certificates, the first transfer by an Affiliate of the Depositor or the first transfer by the initial transferee of an Affiliate of the Depositor, (ii) the transfer of any such Class CE, Class P or Residual Certificate to the issuer under the Indenture or the indenture trustee under the Indenture or (iii) a transfer of any such Certificate from the issuer under the Indenture or the indenture trustee under the Indenture to the Depositor or an Affiliate of the Depositor), the Trustee and the Certificate Registrar shall each require receipt of: (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Certificateholder desiring to effect the transfer and from such Certificateholder’s prospective transferee, substantially in the forms attached hereto as Exhibit F-1; and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration (which Opinion of Counsel shall not be an expense of the Depositor, the Trustee or the Trust Fund), together with copies of the written certification(s) of the Certificateholder desiring to effect the transfer and/or such Certificateholder’s prospective transferee upon which such Opinion of Counsel is based, if any. None of the Depositor, the Certificate Registrar or the Trustee is obligated to register or qualify the Private Certificates under the 1933 Act or any other securities laws or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification.

3.  Except as expressly modified or amended in this Amendment, all of the terms, covenants, provisions, agreements and conditions of the Agreement are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect.

4.  The Depositor certifies that all conditions for the execution of this Amendment have been satisfied.

5.  This Amendment shall become effective as of the date hereof when, and only when, the Agent shall have received executed counterparts of this Amendment from the parties hereto.

6.  This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument. This Amendment shall be construed in accordance with the laws of the State of New York (excluding provisions regarding conflicts of laws) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the date first above written.

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., as Depositor

By:	/s/ Anthony Beshara
Name:	Anthony Beshara
Title:	Associate Director

By:	/s/ Vadim Khoper
Name:	Vadim Khoper
Title:	Associate Director

COUNTRYWIDE HOME LOANS SERVICING LP, as Servicer

By:	/s/ Jordan Cohen
Name:	Jordan Cohen
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Shannon M. Rantz
Name:	Shannon M. Rantz
Title:	Vice President